Exhibit 99.1
RPM Reports Record Sales, Net Income for Fiscal 2008 Second Quarter
•	Sales increase 11.9%

•	Net income increases 3.6%; excluding a prior-year insurance recovery, net income increases 27.4%

•	Both industrial and consumer segments post solid growth in sales and EBIT

•	Sales and earnings growth of 8-10% expected for full fiscal year
MEDINA, OH – January 8, 2008 – RPM International Inc. (NYSE: RPM) today reported record sales and net income for its fiscal 2008 second quarter ended November 30, 2007.
Second-Quarter Results
RPM’s record net sales of $905.7 million were up 11.9% from the $809.4 million reported in the fiscal 2007 second quarter. Organic sales growth accounted for 9.3% of the increase, with 3.6% of that amount representing net foreign exchange gains. Net acquisition growth was 2.6% of the total.
Net income for the quarter increased 3.6%, to a record $54.9 million from $52.9 million a year ago, while diluted earnings per share increased 2.4% to $0.43 from $0.42. The year-ago second quarter included a $15.0 million settlement for asbestos-related claims against an insurance carrier. Excluding the year-ago insurance recovery, net income increased 27.4%, to $54.9 million from $43.1 million a year ago, while diluted earnings per share were up 26.5% to $0.43 from $0.34 in the fiscal 2007 second quarter.
“RPM’s second-quarter operating results reflect the impact of new products, the diversity of our end-use markets, many of which are driven by maintenance and repair spending, good expense controls and strong international growth in virtually all of our industrial businesses,” said Frank C. Sullivan, president and chief executive officer.
Consolidated earnings before interest and taxes (EBIT) were $93.0 million, a 1.8% improvement over the $91.4 million reported a year ago. Excluding the prior-year insurance recovery, EBIT increased 21.8%, to $93.0 million from $76.4 million.
Second-Quarter Segment Sales and Earnings
Sales in the company’s industrial segment grew 14.5% to $605.2 million from $528.6 million in the year-ago second quarter. Organic sales increased 11.6%, including 4.5% in net favorable foreign exchange gains. Acquisitions accounted for the remaining 2.9% of the increase. Industrial segment EBIT for the second quarter increased 15.0% to $73.9 million, compared to EBIT of $64.3 million a year ago. “Industrial segment sales and EBIT growth continued to be robust across virtually the entire segment,” said Sullivan. “Sales growth in the second quarter mirrored our first-quarter performance, with exceptional growth posted by RPM’s flooring, corrosion control coatings and roofing products and services businesses. Many international businesses and maintenance and repair-based businesses continued to see good demand.”

RPM Reports Record Sales, Net Income for Fiscal 2008 Second Quarter
January 8, 2008

Sales by RPM’s consumer segment increased 7.0% to $300.6 million from $280.8 million a year ago. Of the growth in sales, 5.0% was organic, including 2.0% in foreign exchange, and the remaining 2.0% growth was through acquisitions. Segment EBIT grew 13.0% to $30.9 million from $27.3 million in the fiscal 2007 second quarter. Excluding the $2.2 million pre-tax gain from the sale of the company’s Bondo subsidiary, segment EBIT grew approximately 5%. “Our consumer businesses continue to face a difficult retail climate, largely attributable to the lingering effects of the weak domestic housing market that has impacted many of our large retail accounts. By continuing investments in marketing and new products, our consumer businesses have been able to post favorable same-store comps at several of our major accounts,” Sullivan said.
Asbestos Liability
During the quarter, RPM paid $26.1 million in pre-tax asbestos costs, compared to $13.8 million in the year-ago period. Excluding transitional costs of $9.1 million, all of which were directly attributable to management-initiated changes to the company’s defense and claims handling capabilities, the company’s total pre-tax asbestos costs would have been $17.0 million.
“As noted during the first quarter, we have been making several changes in how we will manage our asbestos claims in the future. During the second quarter, we completed these changes and marked the peak of these transitional costs,” Sullivan said. “It is also important to note that our year-to-date cash costs are not indicative of any adverse changes in the underlying litigation, nor in our key reserve assumptions. We are tracking consistent with these assumptions and if these transitional costs were excluded, our ongoing core defense costs would actually be lower than prior-year levels,” he said. RPM’s total asbestos reserve balance stood at $305.4 million at November 30, 2007.
StonCor Subsidiary Completes Acquisition; Bondo Subsidiary Sold
On September 25, 2007, RPM’s StonCor Group acquired Star Maling, a Norwegian producer of specialty coatings for industrial and offshore/marine applications.
On November 9, 2007, RPM completed the sale of its Bondo auto body repair products subsidiary to 3M’s Automotive Aftermarket Division. Sale proceeds of $45.0 million generated a one-time, pre-tax gain of $2.2 million, which has been included in the company’s second-quarter and first-half results for fiscal 2008.
Cash Flow and Financial Position
For the first half of fiscal 2008, cash from operations was $104.1 million, compared to $91.4 million in the fiscal 2007 first half, a 13.9% improvement. Capital expenditures were $17.5 million, compared to depreciation of $31.0 million over the same period in fiscal 2008. Total debt at the end of the first half was $942.0 million, compared to $988.1 million at the end of fiscal 2007. RPM’s net (of cash) debt-to-total capitalization ratio was 37.9%, compared to 43.3% at May 31, 2007.

RPM Reports Record Sales, Net Income for Fiscal 2008 Second Quarter
January 8, 2008

Stock Repurchase Plan Announced
RPM also announced today that its board of directors has authorized a share repurchase program under which the company may repurchase shares of the company’s common stock at management’s discretion for general corporate purposes. Management presently intends to limit repurchases to amounts needed to offset dilution caused by shares issued in connection with equity-based compensation plans. Share repurchases under this program may be made in the open market or in private transactions at times and in amounts and prices that management deems appropriate, subject to insider trading rules and other securities law restrictions. Timing will be dependent on prevailing market conditions, alternative uses of capital and other factors. The company may terminate or limit the repurchase program at any time.
First-Half Sales and Earnings
First-half sales, net income and earnings per share were all records.
RPM’s net sales for the fiscal 2008 first half were up 11.0%, to $1.84 billion from $1.65 billion a year ago. Net income for the first six months was $123.1 million, up 7.7% from the $114.3 million reported in the first half of fiscal 2007. Diluted earnings per share for the first half of fiscal 2008 increased 6.7%, to $0.96 from $0.90 a year ago. Prior-year net income included a $15.0 million pre-tax benefit from the asbestos insurance litigation settlement. Excluding the prior-year insurance recovery, first-half net income increased 17.9%, to $123.1 million, from $104.4 million in fiscal 2007, while diluted earnings per share increased to $0.96 from $0.83, a 15.7% increase.
First-half EBIT was $205.9 million, up 3.5% from the $198.8 million reported a year ago, including the prior-year asbestos-related insurance recovery. Excluding the prior-year recovery, EBIT increased 12.0%, to $205.9 million from $183.8 million in the fiscal 2007 first half.
RPM’s industrial segment sales increased 13.0% in the fiscal 2008 first half, to $1.21 billion from $1.07 billion a year ago. Acquisitions represented 2.4% of the sales growth, with organic growth adding 10.6%, including 3.5% of net favorable foreign exchange gains. Industrial segment EBIT increased 11.5% to $154.2 million from $138.3 million in the fiscal 2007 first half.
First-half sales for the consumer segment increased 7.5% to $622.9 million from $579.7 million reported in the first half of fiscal 2007. Organic sales increased by 3.7%, including net favorable foreign exchange gains of 1.5%, while acquisitions contributed 3.8%. Consumer segment EBIT was up 7.8%, to $74.7 million from $69.3 million a year ago. Excluding the $2.2 million pre-tax gain from the sale of our Bondo subsidiary, segment EBIT grew approximately 5%.
Business Outlook
“Based on first-half performance and our business outlook for the remainder of fiscal 2008, we remain confident in meeting and likely exceeding our original fiscal 2008 guidance of overall sales and earnings growth in the 8% range, excluding the effect of asbestos-related items,” Sullivan said. “On a

RPM Reports Record Sales, Net Income for Fiscal 2008 Second Quarter
January 8, 2008

comparable basis, we now expect sales and earnings growth for the year to be in the range of 8-10%,” he said.
Webcast and Conference Call Information
Management will host a conference call to discuss the results beginning at 10:00 a.m. Eastern time today. The call can be accessed by dialing 800-901-5217 or 617-786-2964 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.
For those unable to listen to the live call, a replay will be available from approximately 12:00 p.m. Eastern time on January 8 until 11:59 p.m. Eastern time on January 15, 2008. The replay can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers. The access code is 83895832. The call also will be available both live and for replay, and as a written transcript, via the Internet on the RPM web site at http://www.rpminc.com.
About RPM
RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings and sealants serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Day-Glo, Euco and Dryvit. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement, automotive and boat repair and maintenance, and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors.
For more information, contact P. Kelly Tompkins, executive vice president and chief administrative officer, at 330-273-5090 or ktompkins@rpminc.com.
This press release contains “forward-looking statements” relating to the business of the company. These forward-looking statements, or other statements made by the company, are made based on management’s expectations and beliefs concerning future events impacting the company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the company. As a result, actual results of the company could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) general economic conditions; (b) the price, supply and capacity of raw materials, including assorted resins and solvents; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for the company’s products; (d) legal, environmental and litigation risks inherent in the company’s construction and chemicals businesses and risks related to the adequacy of the company’s insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon the company’s foreign operations; (g) the effect of non- currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with the company’s ongoing acquisition and divestiture activities; (i) risks related to the adequacy of its contingent liabilities, including for asbestos-related claims; and (j) other risks detailed in the company’s filings with the Securities and Exchange Commission, including the risk factors set forth in the company’s Annual Report on Form 10-K for the year ended May 31, 2007, as the same may be updated from time to time. RPM does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME
 IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

	AS REPORTED				ADJUSTED (a)
	Six Months Ended		Three Months Ended		Six Months Ended		Three Months Ended
	November 30,		November 30,		November 30,		November 30,
	2007	2006	2007	2006	2007	2006	2007	2006
Net Sales	$1,836,047	$1,653,547	$905,708	$809,386	$1,836,047	$1,653,547	$905,708	$809,386
Cost of sales	1,084,407	982,403	537,970	483,315	1,084,407	982,403	537,970	483,315

Gross profit	751,640	671,144	367,738	326,071	751,640	671,144	367,738	326,071
Selling, general & administrative expenses	545,753	487,300	274,718	249,715	545,753	487,300	274,718	249,715
Asbestos (income)		(15,000)		(15,000)
Interest expense, net	24,825	24,518	12,107	11,315	24,825	24,518	12,107	11,315

Income before income taxes	181,062	174,326	80,913	80,041	181,062	159,326	80,913	65,041
Provision for income taxes	57,939	60,043	26,058	27,100	57,939	54,926	26,058	21,983

Net Income	$123,123	$114,283	$54,855	$52,941	$123,123	$104,400	$54,855	$43,058

Basic earnings per share of common stock	$1.03	$0.97	$0.46	$0.45	$1.03	$0.89	$0.46	$0.37

Diluted earnings per share of common stock	$0.96	$0.90	$0.43	$0.42	$0.96	$0.83	$0.43	$0.34

Average shares of common stock outstanding — basic	120,027	117,501	120,057	117,600	120,027	117,501	120,057	117,600

Average shares of common stock outstanding - diluted	130,474	128,380	130,608	128,674	130,474	128,380	130,608	128,674

(a)	Adjusted figures presented remove the impact of the asbestos (income) received during the quarter ended November 30, 2006.
SUPPLEMENTAL SEGMENT INFORMATION
IN THOUSANDS
(UNAUDITED)

	AS REPORTED				ADJUSTED (a)
	Six Months Ended		Three Months Ended		Six Months Ended		Three Months Ended
	November 30,		November 30,		November 30,		November 30,
	2007	2006	2007	2006	2007	2006	2007	2006
Net Sales:
Industrial Segment	$1,213,110	$1,073,823	$605,157	$528,569	$1,213,110	$1,073,823	$605,157	$528,569
Consumer Segment	622,937	579,724	300,551	280,817	622,937	579,724	300,551	280,817

Total	$1,836,047	$1,653,547	$905,708	$809,386	$1,836,047	$1,653,547	$905,708	$809,386

Income (Loss) Before Income Taxes (b):
Industrial Segment
Income Before Income Taxes (b)	$152,564	$138,195	$72,990	$64,261	$152,564	$138,195	$72,990	$64,261
Interest (Expense), Net	(1,665)	(109)	(920)	(34)	(1,665)	(109)	(920)	(34)

EBIT (c)	$154,229	$138,304	$73,910	$64,295	$154,229	$138,304	$73,910	$64,295

Consumer Segment
Income Before Income Taxes (b)	$72,816	$67,871	$29,887	$26,513	$72,816	$67,871	$29,887	$26,513
Interest (Expense), Net	(1,842)	(1,400)	(989)	(820)	(1,842)	(1,400)	(989)	(820)

EBIT (c)	$74,658	$69,271	$30,876	$27,333	$74,658	$69,271	$30,876	$27,333

Corporate/Other
(Expense) Before Income Taxes (b)	$(44,318)	$(31,740)	$(21,964)	$(10,733)	$(44,318)	$(46,740)	$(21,964)	$(25,733)
Interest (Expense), Net	(21,318)	(23,009)	(10,198)	(10,461)	(21,318)	(23,009)	(10,198)	(10,461)

EBIT (c)	$(23,000)	$(8,731)	$(11,766)	$(272)	$(23,000)	$(23,731)	$(11,766)	$(15,272)

Consolidated
Income Before Income Taxes (b)	$181,062	$174,326	$80,913	$80,041	$181,062	$159,326	$80,913	$65,041
Interest (Expense), Net	(24,825)	(24,518)	(12,107)	(11,315)	(24,825)	(24,518)	(12,107)	(11,315)

EBIT (c)	$205,887	$198,844	$93,020	$91,356	$205,887	$183,844	$93,020	$76,356

(a)	Adjusted figures presented remove the impact of the asbestos (income) received during the quarter ended November 30, 2006.

(b)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles (GAAP) in the United States, to EBIT.

(c)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. We believe EBIT is useful to investors for this purpose as well, using EBIT as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED BALANCE SHEETS
 IN THOUSANDS

	November 30, 2007	November 30, 2006	May 31, 2007
	(Unaudited)	(Unaudited)
Assets
Current Assets
Cash and short-term investments	$191,080	$134,504	$159,016
Trade accounts receivable	635,847	575,715	763,426
Allowance for doubtful accounts	(21,382)	(21,510)	(19,167)

Net trade accounts receivable	614,465	554,205	744,259
Inventories	461,946	434,971	437,759
Deferred income taxes	40,612	51,677	39,276
Prepaid expenses and other current assets	202,615	191,424	189,939

Total current assets	1,510,718	1,366,781	1,570,249

Property, Plant and Equipment, at Cost	973,709	903,160	963,200
Allowance for depreciation and amortization	(514,529)	(464,376)	(489,904)

Property, plant and equipment, net	459,180	438,784	473,296

Other Assets
Goodwill	846,275	815,125	830,177
Other intangible assets, net of amortization	351,764	325,396	353,420
Other	91,744	99,675	106,007

Total other assets	1,289,783	1,240,196	1,289,604

Total Assets	$3,259,681	$3,045,761	$3,333,149

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$297,099	$264,743	$385,003
Current portion of long-term debt	101,455	4,857	101,641
Accrued compensation and benefits	101,662	105,297	132,555
Accrued loss reserves	69,317	69,493	73,178
Asbestos-related liabilities	57,500	58,458	53,000
Other accrued liabilities	111,917	123,001	119,363

Total current liabilities	738,950	625,849	864,740

Long-Term Liabilities
Long-term debt, less current maturities	840,564	944,899	886,416
Asbestos-related liabilities	247,895	332,626	301,268
Other long-term liabilities	175,883	103,066	175,958
Deferred income taxes	25,288	13,836	17,897

Total long-term liabilities	1,289,630	1,394,427	1,381,539

Total liabilities	2,028,580	2,020,276	2,246,279

Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 121,782; 119,554; 120,906)	1,218	1,196	1,209
Paid-in capital	596,644	554,689	584,845
Treasury stock, at cost	(5,730)
Accumulated other comprehensive income	89,456	45,708	25,140
Retained earnings	549,513	423,892	475,676

Total stockholders’ equity	1,231,101	1,025,485	1,086,870

Total Liabilities and Stockholders’ Equity	$3,259,681	$3,045,761	$3,333,149

CONSOLIDATED STATEMENTS OF CASH FLOWS
 (UNAUDITED) IN THOUSANDS

	Six Months Ended November 30,
	2007	2006
Cash Flows From Operating Activities
Net income	$123,123	$114,283
Depreciation and amortization	41,775	37,811
Items not affecting cash and other	25,200	3,208
Changes in operating working capital	(54,619)	(44,590)
Changes in asbestos-related liabilities, net of tax	(31,388)	(19,326)

	104,091	91,386

Cash Flows From Investing Activities
Capital expenditures	(17,477)	(22,203)
Acquisition of businesses, net of cash acquired	(9,291)	(79,560)
Purchases of marketable securities	(43,731)	(32,222)
Proceeds from the sale of marketable securities	41,103	27,434
Proceeds from the sale of assets	44,800
Other	(338)	5,061

	15,066	(101,490)

Cash Flows From Financing Activities
Additions to long-term and short-term debt	5,727	109,838
Reductions of long-term and short-term debt	(58,838)	(42,024)
Cash dividends	(44,328)	(39,883)
Exercise of stock options, including tax benefit	5,239	5,825
Repurchase of stock	(5,730)

	(97,930)	33,756

Effect of Exchange Rate Changes on Cash and Short-Term Investments	10,837	2,236

Increase in Cash and Short-Term Investments	$32,064	$25,888